As Filed With the Securities and Exchange Commission on June 24, 2016
Registration No. 333-[____________]

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GSE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	52-1868008
(State or Other Jurisdiction of Incorporation or Organization	(I.R.S. Employer Identification No.
1332 Londontown Blvd., Suite 200
Sykesville, MD	21784
(Address of Principal Executive Offices)	(Zip Code)

GSE SYSTEMS, INC. 1995 LONG-TERM INCENTIVE PLAN
 (Full title of the plan)

Daniel Pugh, Esq.
Secretary and Senior Vice President, General Counsel & Risk Management Officer
GSE Systems, Inc.
1332 Londontown Boulevard, Suite 200
Sykesville, MD 21784
Tel: (410) 970-7800
Fax: (410) 970-7997
(Name, address, including zip code, and telephone number, including area code of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer □	Accelerated filer □	Non-accelerated filer (do not check if a smaller reporting company) □	Smaller reporting company ✓

CALCULATION OF REGISTRATION FEE

	Title	Amount	Proposed Maximum	Proposed Maximum	Amount Of
	Of Securities To Be	To Be	Offering Price	Aggregate	Registration
	Registered	Registered(1)	Per Share	Offering Price	Fee
	Common Stock, $.01 par value	2,000,000 shares	$2.245 (2)	$4,490,000.00	$452.14

(1)
Includes 2,000,000 shares issuable pursuant to the registrant's 1995 Long-Term Incentive Plan, as amended and restated effective April 22, 2016 (the "1995 Plan"). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also registers such additional shares of the registrant's Common Stock as may become issuable in respect of the shares registered hereunder as a result of any stock split, stock dividend, recapitalization or similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended, on the basis of $2.245 per share, the average of the high and low price for the Common Stock on June 22, 2016, as reported by the NYSE MKT.

This registration statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

EXPLANATORY NOTE

GSE Systems, Inc. (the "Company") initially filed a Registration Statement on Form S-8 ("Registration Statement") with the Securities and Exchange Commission (the "Commission") relating to the 1995 Long-Term Incentive Plan (the "1995 Plan") on July 25, 1996 (File No. 333-08805).  In that filing, the Company registered 625,000 shares under the 1995 Plan.  Subsequently, the shareholders of the Company approved amendments to the 1995 Plan, which increased the number of shares the Company is authorized to issue under the 1995 Plan and on November 14, 2006, the Company filed a Registration Statement on Form S-8 (File No. 333-138702) with the Commission to register an additional 1,875,000 shares of Company Common Stock authorized for issuance under the terms and conditions of the 1995 Plan, as amended.  On April 15, 2008, the Company filed a Registration Statement on Form S-8 (File No. 333-150249) with the Commission to register an additional 1,000,000 shares of Company Common Stock authorized for issuance under the terms and conditions of the 1995 Plan, as amended and approved by the shareholders.  On August 20, 2012, the Company filed a Registration Statement on Form S-8 (File No. 333-183427) with the Commission to register an additional 2,000,000 shares of Company Common Stock authorized for issuance under the terms and conditions of the 1995 Plan, as amended and approved by the shareholders.

The Company is filing this Registration Statement to register an additional 2,000,000 shares of $0.01 par value Common Stock authorized for issuance under the terms and conditions of the 1995 Plan (as amended and restated effective April 22, 2016).  Of these additional shares, (a) 1,000,000 were added to the 1995 Plan as part of an amendment on March 6, 2014, which was approved at the annual meeting of the Company's shareholders on June 10, 2014, and (b) 1,000,000 were added to the 1995 Plan as part of an amendment on April 22, 2016, which was approved at the annual meeting of the Company's shareholders on June 7, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

*  The information specified by Items 1 and 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 of the Securities Act and the Explanatory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Company is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").  The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on March 25, 2016.

(b)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016, filed with the Commission on May 16, 2016.

(c)	Our Current Report on Form 8-K filed with the Commission on January 28, 2016.

(d)	The description of the Company's Common Stock contained in the Company's Registration Statement on Form S-3 (File No. 333-134569) filed with the Commission on October 20, 2006, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.  For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

To the extent that any proxy statement is incorporated herein by reference, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission's rules, deemed to be "filed" with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The validity of the Common Stock being registered pursuant to this Registration Statement has been passed upon by Daniel Pugh, Secretary and Senior Vice President, General Counsel & Risk Management Officer of the Company. Mr. Pugh owns restricted shares of the Company's Common Stock and is a participant in the 1995 Plan, and also owns 5,000 shares of Common Stock directly.

Item 6.  Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorney's fees), as well as judgments, fines and settlements in no derivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

The Company's Fourth Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides that the Company shall indemnify and hold harmless, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, every person who was or is made a party or is threatened to be made a party or is otherwise involved in any action, suit of proceeding by reason of the fact that such person is or was serving as a director or officer of the Company or, while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith if such person satisfied the applicable level of care to permit such indemnification under the DGCL. The Restated Certificate provides that, subject to any requirements imposed by law or the Company's bylaws, the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition. The Company's Amended and Restated Bylaws provide that, if and to the extent required by the DGCL, such an advance payment will only be made upon delivery to the Company of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

The Restated Certificate also provides that a director shall, to the maximum extent permitted by Section 102(b)(7) of the DGCL (or any successor provision), have no personal liability to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director.

The Company has obtained directors' and officers' insurance to cover its directors, officers and some of its employees for certain liabilities, including public securities matters.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits

4
GSE Systems, Inc. 1995 Long-Term Incentive Plan, as amended and restated effective April 22, 2016 (incorporated by reference as an exhibit to the Company's Form DEF 14A, filed with the Commission on April 27, 2016).

5	Opinion of Daniel W. Pugh (filed herewith).
23.1	Consent of Daniel W. Pugh (contained in Exhibit 5).
23.2	Consent of BDO USA, LLP (filed herewith).
24	Power of Attorney (included as part of the signature page of this Registration Statement).

Item 9.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sykesville, State of Maryland, on June 24, 2016.

GSE SYSTEMS, INC.

By: /s/ Jeffery G. Hough
Jeffery G. Hough
Senior Vice President and Chief
 Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kyle J. Loudermilk and Jeffery G. Hough, and each of them, with full power of  substitution and reconstitution and each with full power to act for him and without the other, as his or her true and lawful  attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission or any state, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.
/s/ Kyle J. Loudermilk	President, Chief Executive Officer and a Director	June 24, 2016
Kyle J. Loudermilk	(Principal Executive Officer)

/s/ Jeffery G. Hough	Senior Vice President and Chief Financial Officer (Principal Financial	June 24, 2016
Jeffery G. Hough	and Accounting Officer)

/s/ Dr. Roger Hagengruber	Chairman of the Board	June 22, 2016
Dr. Roger Hagengruber

/s/ Christopher Sorrells	Director	June 24, 2016
Christopher Sorrells

/s/ Dr. Sheldon L. Glashow	Director	June 22, 2016
Dr. Sheldon L. Glashow

/s/ Jane Bryant Quinn	Director	June 22, 2016
Jane Bryant Quinn

/s/ Joseph W. Lewis	Director	June 23, 2016
Joseph W. Lewis

Exhibit Index

4
GSE Systems, Inc. 1995 Long-Term Incentive Plan, as amended and restated effective April 22, 2016 (incorporated by reference as an exhibit to the Company's Form DEF 14A, filed with the Commission on April 27, 2016).

5	Opinion of Daniel W. Pugh (filed herewith).
23.1	Consent of Daniel W. Pugh (contained in Exhibit 5).
23.2	Consent of BDO USA, LLP (filed herewith).
24	Power of Attorney (included as part of the signature page of this Registration Statement).

EXHIBIT 5

June 24, 2016

GSE Systems, Inc.
1332 Londontown Boulevard
Suite 200
Sykesville, MD 21784

Ladies and Gentlemen:

This opinion is rendered in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by GSE Systems, Inc. (the "Company") with the Securities and Exchange Commission on the date hereof, registering 2,000,000 shares of common stock, par value $.01 per share (the "Shares"), of the Company in connection with the Company's 1995 Long-Term Incentive Plan (as amended and restated effective April 22, 2016 (the "Plan").

I am a Secretary and Senior Vice President, General Counsel & Risk Management Officer of the Company, and have examined such corporate records and other documents that I have deemed relevant.  Based upon the foregoing, I am of the opinion that each authorized and unissued Share to be issued by the Company, when issued in accordance with the terms and conditions of the Plan, and assuming no changes in relevant law or facts, will be validly issued, fully paid, and non-assessable.

I hereby consent to the references made to me, and to the use of my name, in the Registration Statement.  By giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit to the Registration Statement, within the meaning of Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Daniel W. Pugh
Daniel W. Pugh
Secretary and Senior Vice President, General Counsel & Risk Management Officer

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

GSE Systems, Inc.
Sykesville, Maryland

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 25, 2016, relating to the consolidated financial statements of GSE Systems, Inc. and subsidiaries appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ BDO USA, LLP
McLean, Virginia
June 24, 2016